Exhibit 23.2

CONSENT OF AITE GROUP, LLC

We consent to the use of information derived from articles titled “High Frequency Trading in FX: Open for Business,” dated April 2010, “The Next Challenge in FX: Creating a New Post-Trade Paradigm in an Electronic Reality,” dated January 2009, “Retail FX: Taking Center in Overall Market Growth,” dated July 2007, and any extracts or information from Aite Group, LLC, appearing in the periodic reports filed with the Securities and Exchange Commission by GAIN Capital Holdings, Inc. (the “Company”), including, but not limited to, the Company’s current and future (i) Annual Reports on Form 10-K, and (ii) Quarterly Reports on Form 10-Q. We also consent to the references to Aite Group, LLC by the Company in such periodic reports.

Aite Group, LLC

/s/ Frank Rizza
Frank Rizza
Head of Operations
Aite Group, LLC
March 21, 2011